Exhibit 99.2

INNOVEX INTERNATIONAL, INC.

RESTRICTED STOCK UNIT ASSUMPTION NOTICE

Dear [Name]:

As you know, on March 18, 2024, Innovex International, Inc., a Delaware corporation formerly named Dril-Quip, Inc. (“Innovex International” or the “Company”), entered into an Agreement and Plan of Merger, as amended by the First Amendment to the Agreement and Plan of Merger, dated as of June 12, 2024 (the “Merger Agreement”), with Innovex Downhole Solutions, Inc., a Delaware corporation (“Pre-Merger Innovex”), Ironman Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub Inc.”), and DQ Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub LLC”), which provided for, among other things, (i) the merger of Merger Sub Inc. with and into Pre-Merger Innovex, with Pre-Merger Innovex continuing as the surviving entity (the “Surviving Corporation”) (the “First Merger”) and (ii) immediately following the First Merger, the merger of the Surviving Corporation with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub LLC continuing as the surviving entity under the name “Innovex Downhole Solutions, LLC” (the “Surviving Company”). On September 6, 2024 (the “Closing Date”), following approval by our stockholders at a special meeting held on September 5, 2024, the Mergers and the other transactions contemplated by the Merger Agreement were consummated and, in connection therewith, the Company changed its name from “Dril-Quip, Inc.” to “Innovex International, Inc.” Pursuant to the Merger Agreement, on the Closing Date, the Company assumed your restricted stock units referenced below (“Pre-Merger Innovex RSUs”) and assumed the obligations and succeeded to the rights of Pre-Merger Innovex under the 2016 Long-Term Incentive Plan (the “Plan”).

The table below summarizes your Pre-Merger Innovex RSUs immediately before and after the Mergers:

Grant Details

Grant Date	[Grant Date]
Innovex International Number of Shares	[Innovex International Shares Granted]
Original Number of Shares	[Pre-Merger Shares]
Vesting Commencement Date	[Vesting Start Date]

The post-Merger adjustments are based on the Per Share Merger Consideration (as defined in the Merger Agreement) of 2.0124697, as determined in accordance with the terms of the Merger Agreement, and are intended to preserve immediately after the Merger the aggregate fair market value of the underlying shares immediately prior to the Merger. The number of shares of Innovex International common stock subject to your assumed Pre-Merger Innovex RSUs was determined by multiplying the Per Share Merger Consideration by the number of shares of Pre-Merger Innovex common stock remaining subject to your Pre-Merger Innovex RSUs on the Closing Date and rounding the resulting product down to the next whole number of shares of Innovex International common stock.

Unless the context otherwise requires, any references in the Plan and your RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Innovex International, (ii) “Stock,” “Common Stock, or “Shares” means shares of Innovex International common stock, par value $0.01 per share, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Innovex International and (iv) the “Committee” means the Compensation Committee of the Board of Directors of Innovex International. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or non-employee director of Pre-Merger Innovex or a subsidiary or affiliate will now refer to your status as an employee or non-employee director of Innovex International or any present or future Innovex International parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed Pre-Merger Innovex RSUs remain the same as set forth in the RSU Agreement(s) and/or any notice of grant but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Mergers. All other provisions which govern either the settlement or the termination of your assumed Pre-Merger Innovex RSUs remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s), will govern and control your rights under this notice to acquire shares of Innovex International common stock, except as expressly modified by this notice, the Merger Agreement or otherwise in connection with the Mergers.

UNLESS EXPRESSLY SET FORTH IN YOUR RSU AGREEMENT(S), EMPLOYMENT AGREEMENT OR OFFER LETTER WITH PRE-MERGER INNOVEX, UPON NOTICE OF TERMINATION OF YOUR EMPLOYMENT WITH INNOVEX INTERNATIONAL OR ANY PRESENT OR FUTURE INNOVEX INTERNATIONAL SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION, EXCEPT AS MAY BE OTHERWISE DETERMINED BY INNOVEX INTERNATIONAL IN ITS SOLE DISCRETION.

Nothing in this notice or your RSU Agreement(s) interferes in any way with your right and the right of Innovex International or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason.

Please indicate your acknowledgement to this notice by signing below and returning a copy via email to [NAME] at [EMAIL] by [DATE].

If you have any questions regarding this notice or your assumed Pre-Merger Innovex RSUs, please contact [NAME] at [EMAIL].

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

INNOVEX INTERNATIONAL, INC.

By:
[Name]
[Title]

GRANTEE

By:
[Name]

ATTACHMENTS

Exhibit A - Form S-8 Prospectus